Exhibit 3.1(b)

                              AMENDMENT TO ARTICLES
                               OF INCORPORATION OF
                              JOHNSON OUTDOORS INC.
                        (Amended as of February 17, 2000)

          The following article was amended and restated as follows:

                                    ARTICLE I

          The name of the Corporation shall be Johnson Outdoors Inc.